Exhibit 99.2

JOHN PASQUALONI TO REMAIN PRESIDENT AND CEO
AT SENECA GAMING CORPORATION

NIAGARA FALLS, NEW YORK — The Board of Directors of Seneca Gaming Corporation (SGC) announced that President and CEO John Pasqualoni has withdrawn his resignation and will remain with SGC in his current position through September 30, 2007, the end of the term of his original employment contract.

Pasqualoni announced his resignation in April and was originally scheduled to leave the company on July 31. At that time, Pasqualoni agreed to the Board’s request for a one-month extension, ultimately deciding to completely withdraw his resignation.

“We are very happy that John has decided to remain with Seneca Gaming Corporation, and we welcome his continued leadership,” Barry E. Snyder, Sr., President of the Seneca Nation of Indians and Chairman of Seneca Gaming Corporation said. “As our operations continue to grow and develop, John’s experience will be a tremendous asset in helping us achieve our performance goals.”

Pasqualoni said that his decision to stay on board was impacted by feedback he has received since announcing his resignation and his desire to accomplish many of the goals he has set for himself and for Seneca Gaming Corporation.

“After considerable discussion with my family over the past few weeks, I have decided to reaffirm my commitment to the Seneca Gaming Corporation,” he said. “There are certain programs that I have instituted over the last few months and numerous additional programs that I intend to implement which I want to see to fruition in order to maximize our operations and performance. I look forward to working with our executive team to achieve these goals.”

Pasqualoni joined Seneca Gaming Corporation as Vice President of Slot Operations/Marketing in October 2002, two months prior to the opening of Seneca Niagara Casino and was promoted to Senior Vice President in June 2004. He was appointed Chief Operating Officer in February 2005, and assumed the role of Interim President and CEO two months later. The Board of Directors appointed him as permanent President and CEO in June 2005.

Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to Seneca Gaming Corporation and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this release, including, but not limited to, our ability to continue to grow and develop and to implement programs and accomplish goals set by our Chief Executive Officer and President that would maximize our operations and performance. Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.